Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC NAMES JAY C. CHO EXECUTIVE VICE PRESIDENT OF THIN FILM EQUIPMENT

Michael Russak, PhD, Appointed Executive Advisor

Santa Clara, California, January 07, 2014 – Intevac, Inc. (IVAC) announced today that Mr. Jay C. Cho has joined the company as Executive Vice President and General Manager of the Thin Film Equipment. Mr. Michael Russak, PhD, current Executive Vice President and General Manager of Hard Disk Equipment Products, will transition to the new position of Executive Advisor. Both Mr. Cho and Dr. Russak report directly to Wendell Blonigan, Intevac’s President and CEO.

Mr. Cho brings to Intevac over 25 years of senior management and technical experience in the high-technology industry. He joins the company from REEnewal Corporation, which he founded and where he had served as chief executive officer since 2011. Previously, he was vice president and general manager of Orbotech’s test and repair business units, which he joined in 2006 after serving as vice president of product development at Metara. Mr. Cho also served as vice president of Novellus’ Surface Integrity Group. Mr. Cho’s extensive high-technology experience spans the semiconductor and flat panel display capital equipment sectors, and the rare earth recycling market.

Dr. Russak, who has been managing our hard drive equipment business since 2008, informed the company of his desire to move to a reduced work schedule and will assume his role as Executive Advisor effective immediately. As a renowned expert in the hard drive industry, Dr. Russak will provide advice, direction and insight to Intevac’s executive team and Board of Directors, and in particular, continue to be engaged with our thin-film equipment technology and products for the hard drive industry. In addition, Dr. Russak will be part of the corporate strategy team that sets the technical and business direction for the company.

“I am very pleased that Jay has joined the team at Intevac,” commented Mr. Blonigan. “He has a demonstrated track record of successfully managing high-technology equipment businesses as well as developing innovative products and services. I am also delighted that Mike will continue to be a part of the Intevac team, both for his expert contributions in our hard drive equipment business, and for his continued role in guiding the company’s strategic initiatives.”

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

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